Exhibit 99.1


            Redhook Ale Brewery Reports 2005 Second Quarter Results



    SEATTLE--(BUSINESS WIRE)--Aug. 2, 2005--Redhook Ale Brewery, Incorporated (Nasdaq:HOOK) announced 2005 second quarter net income of $283,000, or $0.03 per share, compared to 2004 second quarter net income of $293,000, or $0.04 per share. The Company's shipments increased 3.2% in the 2005 second quarter to 64,000 barrels compared to 2004 second quarter shipments of 62,000 barrels. The Company benefited in the 2005 second quarter from its investment in Craft Brands Alliance LLC ("Craft Brands"), the joint venture between Redhook and Widmer Brothers Brewing Company ("Widmer") that advertises, markets, sells and distributes the Company's and Widmer's products in the western United States. The 2005 second quarter net income includes a $691,000 share in the net profit of Craft Brands.
    The Company reported sales of $9,741,000 in the second quarter of 2005, a decrease of 14.9% as compared to sales of $11,443,000 in the same quarter in 2004. The sale of Redhook products to Craft Brands in the 2005 second quarter significantly impacts the comparability of 2005 to 2004 sales. Redhook sells its product to Craft Brands at a price substantially below historical wholesale pricing levels; Craft Brands, in turn, advertises, markets, sells and distributes the product to wholesale outlets in the western United States through a distribution agreement between Craft Brands and Anheuser-Busch ("A-B"). Redhook shares in the profits of Craft Brands with Widmer. Also impacting comparability of the current quarter's sales is an increase in fees that the Company pays to A-B on sales in the midwest and eastern United States pursuant to the July 1, 2004 distribution agreement with A-B. Redhook continues to sell its products at wholesale pricing levels in the midwest and eastern United States through sales to A-B.
    In the 2005 second quarter, wholesale shipments to the midwest and eastern United States, which accounted for slightly more than one-third of total Company shipments increased 10.3% compared to 2004 second quarter shipments. Second quarter wholesale shipments in the western United States, serviced by Craft Brands since July 1, 2004, decreased approximately 6.0%. The Company also brewed approximately 3,800 barrels on a contract basis in the second quarter of 2005, up from approximately 2,300 barrels brewed in the second quarter of 2004. Excluding contract brewing activity, sales volume for the 2005 second quarter increased 0.8% from 2004 second quarter volume. On the heels of reporting a challenging April 2005 in the Company's first quarter 2005 press release, the second two months of the quarter were relatively strong compared to the prior year.
    "We continue to execute our pricing strategy involving a reduction in discounting and price promotion at the expense of volume in the west compared to prior periods," reports Paul Shipman, President and Chief Executive Officer, "however, we are pleased with the excellent reception of our new bottle and packaging designs that went to market in the west in the second half of May. The feedback from our wholesalers and retailers has been very positive and the product is selling well, though it's too early to see quantifiable results."
    Cost of sales improved by $202,000 to $7,277,000 in the second quarter and also improved on a per barrel basis, largely attributable to lower freight costs. Freight costs declined significantly as the cost of shipping Redhook product in the western United States is now the responsibility of Craft Brands, and the Company's effort in streamlining its shipping relationships in the midwest and eastern United States has yielded additional savings.
    The Company reported second quarter operating income of $321,000 compared to operating income of $335,000 in last year's second quarter. Selling, general and administrative expenses declined $694,000 to $1,852,000, driven by the formation of Craft Brands but offset by a modest increase in spending in the midwest and eastern markets. Since July 1, 2004, all advertising, marketing and selling costs in the western United States have been the responsibility of Craft Brands. In the midwest and eastern markets, where the Company is still responsible for marketing and selling, an increase in spending in the second quarter of 2005 was partially attributable to the introduction of the Widmer Hefeweizen product into new midwest markets. The Company produced and sold the Widmer Hefeweizen product in states east of the Mississippi River under a licensing agreement with Widmer Brothers Brewing Company since early 2003. When a market introduction occurs, there are a number of upfront marketing costs needed to support the brand, such as taphandles, signage, table tents, apparel and other items which the Company shares with its wholesalers.
    In conjunction with the formation of Craft Brands, both the Company and Widmer also incurred certain start-up expenses during the second quarter of 2004, including severance expenses and legal fees. The Company's second quarter 2004 operating income includes $131,000 attributable to the Company's share of these expenses. Additionally, while the companies sought the regulatory approval required for Craft Brands to become fully operational, the Company and Widmer agreed to share certain sales related costs, primarily salaries and overhead. The Company's share of these costs totaled $500,000 for the quarter ended June 30, 2004 and are reflected in the Company's statement of operations as selling, general and administrative expenses.
    Comparability of the results for the six months ended June 30, 2005 were also significantly impacted by the transition to Craft Brands in the second half of 2004. For the six months ended June 30, 2005, sales decreased 18.1% to $17,066,000, while sales volume increased 0.9% to 113,200 barrels sold. The $3,051,000 decline in 2005 year-to-date gross profit reflects a decrease in sales, offset by a decline in cost of sales on a per barrel basis. Selling, general and administrative expenses decreased $1,680,000 to $3,394,000 for the first six months of 2005 from $5,074,000 for the same period in 2004. The Company's year-to-date operating loss of $437,000 includes income from Craft Brands of $951,000. The comparable 2004 operating loss of $555,000 includes $538,000 attributable to the Company's share of Craft Brands formation expenses.
    Higher average interest rates, partially offset by a declining term loan balance resulted in a $41,000 increase in interest expense in 2005. For the six months ended June 30, 2005, the Company's effective tax rate was 10.2%, attributable to a reduction in the Company's valuation allowance, offset by a provision for current state taxes.
    The Company's cash balance at June 30, 2005 was $4.4 million, reflecting a net use of $1.2 million since December 31, 2004. Principal uses of cash included an $881,000 payment to A-B for refundable pallet deposits and approximately $100,000 in capital expenditures related to improvements to the Woodinville bottling line to accommodate the new packaging and bottle.
    As compared to July 2004, shipments in July 2005 increased approximately 14%. The Company believes that sales volume for the first month of a quarter should not be relied upon as an accurate indicator of results for future periods. The Company has historically operated with little or no backlog and, therefore, its ability to predict sales for future periods is limited.
    With the exception of the historical information contained herein, the matters described may contain forward-looking statements that involve risks and uncertainties, including those described under the caption entitled, "Certain Considerations: Issues and Uncertainties" in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, and elsewhere in the Company's periodic reports.
    A conference call will be held tomorrow, Wednesday, August 3, 2005, at 8:30 a.m. PT (11:30 a.m. ET). The purpose of the conference call is to discuss this announcement and the results for the Company's second quarter ended June 30, 2005. A live webcast of the conference call can be accessed through the Company's website, http://www.Redhook.com/ (select About Redhook - Investor Relations - Calendar of Events) or through CCBN's individual investor center at http://www.fulldisclosure.com or other Internet portals such as Yahoo! and Netscape. The conference call can also be accessed by telephone at
800.299.7635 (passcode 48711793). A replay of the call will also be available both on the Internet and by phone.

    Redhook is one of the leading independent brewers of craft beers in the United States and is the leading craft brewer in Washington state. The Company produces seven styles of beer marketed under distinct brand names: Redhook ESB, Redhook India Pale Ale (IPA), Redhook Blonde Ale, Blackhook Porter, and its seasonal offerings, Sunrye Ale, Winterhook and Nut Brown Ale. Redhook brews its specialty bottled and draft products exclusively in its two Company-owned breweries, one in the Seattle suburb of Woodinville, Washington and the other in Portsmouth, New Hampshire. The Company distributes its products through Craft Brands Alliance LLC, a network of wholesale distributors, and a distribution alliance with Anheuser-Busch, Incorporated. Redhook beer is available in 48 states. Please visit the Company's website at www.redhook.com to learn more about Redhook and its products.




                   REDHOOK ALE BREWERY, INCORPORATED
                            FINANCIAL DATA


STATEMENTS OF
 OPERATIONS            Three Months Ended        Six Months Ended
                            June 30,                 June 30,
                    ------------------------ -------------------------

                        2005         2004         2005         2004
                     ----------  -----------  -----------  -----------

Sales (A)           $9,741,216  $11,443,406  $17,066,190  $20,833,885
Less Excise Taxes      982,424      952,566    1,734,851    1,723,211
                     ----------  -----------  -----------  -----------

Net Sales            8,758,792   10,490,840   15,331,339   19,110,674
Cost of Sales        7,277,051    7,479,198   13,325,340   14,053,411
                     ----------  -----------  -----------  -----------

Gross Profit         1,481,741    3,011,642    2,005,999    5,057,263
Selling, General
 and Administrative
 Expenses            1,851,815    2,545,796    3,394,338    5,074,364
Income from Equity
 Investment in Craft
 Brands                691,304           --      950,998           --
Craft Brands Shared
 Formation Expenses
 (B)                        --      130,808           --      537,575
                     ----------  -----------  -----------  -----------

Operating Income
 (Loss)                321,230      335,038     (437,341)    (554,676)
Interest Expense        65,595       42,793      126,914       86,400
Other Income
 (Expense) -- Net       35,536       10,957       64,338       23,740
                     ----------  -----------  -----------  -----------

Income (Loss)
 before Income
 Taxes                 291,171      303,202     (499,917)    (617,336)
Income Tax
 Provision
 (Benefit)               8,000       10,000      (51,000)      10,000
                     ----------  -----------  -----------  -----------

Net Income (Loss)   $  283,171  $   293,202  $  (448,917) $  (627,336)
                     ==========  ===========  ===========  ===========

Basic Earnings
 (Loss) per Share
 (C)                $     0.03  $      0.04  $     (0.05) $     (0.10)
                     ==========  ===========  ===========  ===========

Diluted Earnings
 (Loss) per Share
 (D)                $     0.03  $      0.04  $     (0.05) $     (0.10)
                     ==========  ===========  ===========  ===========

Barrels Shipped         64,000       62,000      113,200      112,200
                     ==========  ===========  ===========  ===========



CONDENSED CASH FLOW DATA                          Six Months Ended
                                                      June 30,
                                             -------------------------

                                                  2005         2004
                                              -----------  -----------

Net Income (Loss)                            $  (448,917) $  (627,336)
Depreciation and Amortization                  1,462,867    1,477,591
Other                                         (1,905,513)     455,987
                                              ------------ -----------

Cash (Used in) Provided by Operating
 Activities                                     (891,563)   1,306,242
                                              -----------  -----------

Cash Used in Investing Activities               (160,800)     (31,398)
                                              -----------  -----------

Cash (Used in) Provided by Financing
 Activities                                     (172,980)       8,994
                                              -----------  -----------

    Increase (Decrease) in Cash and Cash
     Equivalents                             $(1,225,343) $ 1,283,838
                                              ===========  ===========


CONDENSED BALANCE SHEET DATA               Jun. 30, 2005 Dec. 31, 2004
                                             -------------------------

Cash and Cash Equivalents                    $ 4,364,278  $ 5,589,621
Other Current Assets                           7,356,241    5,028,819
Fixed Assets, Net                             61,725,163   63,018,806
Investment in Craft Brands and Other             299,043      490,978
                                              -----------  -----------

    Total Assets                             $73,744,725  $74,128,224
                                              ===========  ===========

Current Liabilities                          $ 7,233,875  $ 6,957,928
Long-Term Debt                                 4,950,000    5,175,000
Deferred Income Taxes                            398,798      468,798
Other Liabilities                                 97,354       64,903
Common Stockholders' Equity                   61,064,698   61,461,595
                                              -----------  -----------

    Total Liabilities and Common
     Stockholders' Equity                    $73,744,725  $74,128,224
                                              ===========  ===========


(A) Includes retail and other sales of $1,387,000 and $1,308,000 for the three months ended June 30, 2005 and 2004, respectively and $2,410,000 and $2,245,000 for the six months ended June 30, 2005 and 2004, respectively.

(B) The Company's share of expenses incurred in the formation of Craft Brands, the joint sales and marketing organization formed with Widmer.

(C) Weighted average shares outstanding totaled 8.2 million and
6.3 million for the three months ended June 30, 2005 and 2004, respectively and 8.2 million and 6.3 million for the six months ended June 30, 2005 and 2004.

(D) Weighted average shares outstanding totaled 8.5 million and 7.7 million for the three months ended June 30, 2005 and 2004, respectively, and 8.2 million and 6.3 million for the six months ended June 30, 2005 and 2004, respectively.



    CONTACT: Redhook Ale Brewery
             David Mickelson, 425-483-3232, ext. 201
             or
             Lorri Jones, 425-483-3232, ext. 124